Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report on the consolidated financial statements of The Yankee Candle Company, Inc. (the “Company”) dated March 29, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the acquisition of the Company by affiliates of Madison Dearborn Partners, LLC, on February 6, 2007) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us as “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2007